# AIR | COMMUNITIES

The most efficient and most effective way to allocate capital to multi-family real estate

OCEAN HOUSE | LA JOLLA, CA

One Ardmore Place
One Ardmore Place
ONE ARDMORE | ARDMORE, PA

707 LEAHY | REDWOOD CITY, CA

# FIRST QUARTER 2023

## EARNINGS RELEASE AND SUPPLEMENTAL INFORMATION

2022 RESIDENT SATISFACTION KINGSLEY EXCELLENCE

*707 Leahy, One Ardmore Place, and Ocean House were each featured in the quarter as top 100 multifamily properties as part of the Kingsley Excellence Awards.*

AIRCOMMUNITIES.COM
NYSE:AIRC

Page
3	Earnings Release

13	Consolidated Statements of Operations

14	Consolidated Balance Sheets

15	Schedule 1 – Funds From Operations Reconciliation

16	Schedule 2 – Funds From Operations Information

18	Schedule 3 – Property Net Operating Income

19	Schedule 4 – Apartment Home Summary

20	Schedule 5 – Capitalization and Financial Metrics

22	Schedule 6 – Same Store Operating Results

25	Schedule 7 – Portfolio Data by Market

26	Schedule 8 – Apartment Community Disposition and Acquisition Activity

27	Schedule 9 – Apartment Community Capital Investment Information

28	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

AIR Communities Reports Strong Start to 2023, First Quarter Same Store:

•
Rental Rates Up 8.6%
•
Revenue Up 10.1%
•
Controllable Operating Expenses Down 0.2%
•
Year-Over-Year NOI Up 12.7%

Denver, Colorado, May 1, 2023 – Apartment Income REIT Corp. (“AIR”) (NYSE: AIRC) announced today results for first quarter 2023.

Terry Considine, Chief Executive Officer, comments: “AIR's' first quarter results were on plan.

“In our Same Store portfolio, revenue was up 10.1%; expenses were up 3.3%; and Net Operating Income was up 12.7%. Profitability leads all peers: margin widened to 73.9%; conversion of revenue to Free Cash Flow improved to 66.2%; and controllable operating expenses were down 20-basis points. Rental rate increases in Signed New Leases, a key forward indicator, remain strong.

“In our Acquisition portfolio, results improved at a still faster clip.

Considine added: “These remarkable results have many causes. Some are:

•
Customers stay with us longer, reducing turnover and related costs
•
Our long-tenured service teams are highly and increasingly productive
•
Process improvements, including enhanced technology and digital transformation
•
The cumulative effect of a relentless focus on root causes
•
Customers have high incomes and are willing to pay higher rents for further improvements to their apartment homes

“Notwithstanding a turbulent economy and competitive markets, our forecast for the balance of the year is for more of the same”.

Paul Beldin, Chief Financial Officer, comments further: “AIR’s balance sheet is well positioned for today's unpredictable capital markets. AIR has $1.8 billion of liquidity, with sufficient committed credit to repay all debt that comes due during the next six years. Interest rate risk during the next two years is limited to our floating rate debt: 4% of net leverage. A change of 100-basis points impacts bottom line by less than a penny per share.

“Net Leverage to Adjusted EBITDAre is elevated by borrowings to fund the acquisition of Southgate Towers and by seasonal fluctuations in property operating expenses and offsite costs. Proceeds from planned property sales will be used to reduce outstanding debt. The earn-in of current rental rates will lead to increased property income. The ratio of leverage to income is expected to decline over the balance of the year to 5.9x.

“First quarter 2023 Pro forma FFO of $0.55 per share was equal to the midpoint of our guidance due to outperformance in Same Store operations, offset by higher than anticipated casualty losses.

“Rent growth remains strong, although lower than the prior year due to slowing of the rate of inflation.

“Looking forward we are narrowing the range of our expectations for 2023 Pro forma FFO per share by $0.02 per share, while maintaining the $2.41 midpoint”.

Financial Results: First Quarter Pro Forma FFO Per Share

	FIRST QUARTER
(all items per common share – diluted)	2023	2022	Variance
Net (loss) income	$(0.08)	$2.39	(103.3%)
NAREIT Funds From Operations (FFO)	$0.49	$0.42	16.7%
Pro forma adjustments	0.06	0.15	(60.0%)
Pro forma Funds From Operations (Pro forma FFO)	$0.55	$0.57	(3.5%)

Operating Results: Same Store NOI Up 12.7% Year-Over-Year

The table below includes the operating results of the 63 AIR properties that meet our definition of Same Store. Same Store properties generated approximately 85% of AIR’s first quarter 2023 rental revenue.

	FIRST QUARTER
	Year-over-Year			Sequential
($ in millions) *	2023	2022	Variance	4th Qtr.	Variance
Revenue, before utility reimbursements	$157.9	$143.5	10.1%	$156.8	0.7%
Expenses, net of utility reimbursements	41.2	39.9	3.3%	38.5	7.1%
Net operating income (NOI)	$116.7	$103.5	12.7%	$118.3	(1.4%)

*Amounts are presented on a rounded basis and the sum of the individual amounts may not foot; please refer to Supplemental Schedule 6.

First quarter 2023 Same Store NOI margin was 73.9%, up 170-basis points from the first quarter of 2022, benefiting from a 10.0% increase in residential rents due to: fewer apartments available to rent as a result of increased retention; the increased income of our customer base; the effectiveness of our leasing teams; and dynamic capital allocation, including the fast-growing Southeast Florida market and durable property upgrades that command substantial rent premiums.

Components of Same Store Revenue Growth – The table below summarizes the change in the components of our Same Store Revenue growth.

	FIRST QUARTER 2023
Same Store Revenue Components	Year-over-Year	Sequential
Residential Rents	10.0%	0.3%
Average Daily Occupancy	(0.4%)	0.5%
Residential Rental Income	9.6%	0.8%
Bad Debt, net of recoveries	0.1%	(0.1%)
Late Fees and Other	0.5%	(2.3%)
Residential Revenue	10.2%	(1.6%)
Commercial Revenue	(0.1%)	2.3%
Same Store Revenue Growth	10.1%	0.7%

Same Store Rental Rates – Changes in rental rates are measured by comparing, on a lease-by-lease basis, the effective rate on a newly executed lease to the effective rate on the expiring lease for the same apartment. A newly executed lease is classified as a "new lease", where an apartment is leased to a new customer, or as a "renewal".

The table below shows changes in lease rates, as well as the weighted-average blended lease rates for leases executed in the respective period. Transacted leases are those that became effective during a reporting period and are therefore the best measure of immediate effect on current revenues. Signed leases are those executed during a reporting period and are therefore the best measure of current pricing and an important driver of future results.

	FIRST QUARTER			2023
(amounts represent AIR share)*	2023	2022	Variance	Jan	Feb	Mar	Apr**
Transacted Leases
Renewal rent changes	8.7%	12.6%	(3.9%)	13.4%	9.3%	8.1%	8.6%
New lease rent changes	9.8%	16.8%	(7.0%)	11.5%	10.1%	8.4%	8.4%
Weighted-average rent changes	9.5%	14.9%	(5.4%)	11.7%	9.9%	8.2%	8.5%

Signed Leases
Renewal rent changes	8.4%	12.1%	(3.7%)	9.2%	8.4%	8.2%	7.8%
New lease rent changes	8.7%	17.3%	(8.6%)	9.5%	9.1%	8.0%	8.1%
Weighted-average rent changes	8.6%	14.8%	(6.2%)	9.4%	8.8%	8.1%	8.0%

Average Daily Occupancy	97.5%	97.9%	(0.4%)	97.4%	97.6%	97.3%	96.4%

*Amounts are based on our current Same Store population and may differ from those previously reported.

**April leasing results are preliminary and as of April 30, 2023. The 90-basis point sequential decline in Average Daily Occupancy ("ADO") from March to April was consistent with expectations, as we plan for higher frictional vacancy during the six-month leasing season.

First quarter lease rates were consistent with the assumptions of our annual plan, and reflect a slowing pace of growth due to lower inflation. ADO declined 40 basis points year-over-year and while demand was lower than 2022's record breaking levels it was consistent with our expectations and in-line with historical norms. AIR's signed new leases and renewals were up 8.7% and 8.4%, respectively. Blended rates were up 8.6%, inclusive of a 20-basis point benefit from the class of 2021, a 90-basis point benefit from revenue enhancing investments in capital improvements, and a 110-basis point benefit due to our allocation to the Southeast Florida market.

Inflation – In recent years, apartment investors benefited from declining cap rates, low cost of leverage, and inflation. As inflation eases and interest and cap rates normalize, investment results may be expected to be more influenced by such operational metrics as resident retention and cost control.

Recent Acquisitions – Recent acquisitions include ten properties acquired in 2021, 2022, and 2023. In aggregate, these acquisitions represent approximately 17% of AIR GAV. Operating results are improving significantly due to the AIR Edge. The changes made by AIR to improve the resident profile, optimize the rent roll, reduce costs, and make other income generating improvements. These changes are typically iterative with results lagging until earned in as leases expire and new leases made. The impacts of the AIR Edge are generally most significant between the second and fourth year of ownership, during which time profitability increases much faster than in Same Store. This outperformance contributes substantially to our ability to meet our investment targets of unlevered internal rates of return (“IRR”) above 10%, and more than 200-basis points above AIR’s cost of capital.

The five properties acquired in 2021 represent 8% of GAV and are now included in the Same Store portfolio. In the first quarter, revenues increased 16.3% and expenses declined by 2.3%, providing 27.3% NOI growth. These results contributed an incremental 60-basis points to Same Store revenue growth, a negative 80-basis points to Same Store expense growth, and 130-basis points to Same Store NOI growth.

The four properties acquired in 2022 represent 6% of GAV and are part of our Acquisition portfolio. In the first quarter, ADO increased by 100-basis points and revenue grew by 5.5% sequentially. The three Florida properties continue to perform in line with underwriting. The fourth property, Willard Towers, is located in Chevy Chase, MD. We have concluded that the strength of the submarket supports a more transformational capital program than originally planned. We expect this will generate an unlevered IRR higher than previously underwritten.

Southgate Towers, acquired earlier this year, represents 3% of GAV and is also part of our Acquisition portfolio. In the first 90 days of AIR ownership, ADO increased by 120-basis points above underwriting, reflecting the continuing strong demand in South Beach.

Rent Collection and Bad Debt

We measure residential rent collection as the dollar value of payments received and as a percent of all amounts billed for residential uses. We establish a reserve for amounts not collected during or immediately after the period when due unless such amounts are otherwise secured by, for example, a security deposit or credit worthy guarantee. Our experience has been that we collect essentially all past due rent that is not reserved and we are optimistic that we will also be successful in collecting a portion of amounts currently reserved, as we have in the past.

During the first quarter, we recognized 98.3% of all residential revenue billed in the quarter as paid currently or adequately secured. The remaining 1.7% of revenue was reserved as gross bad debt. Payments received during the first quarter with respect to revenue treated as bad debt in previous periods, including payments from residents, previous residents, guarantors, and government programs, totaled 40-basis points of first quarter residential revenue. Receipt of these monies reduced reserves previously established and was recognized as a contra entry to bad debt. Bad debt for the first quarter, net of the contra entry, was 1.3% of residential revenue.

Of the 1.3% net bad debt, 62% (or 80-basis points) related to rents due (i) with respect to properties in the City or County of Los Angeles where local government afforded residents relief from what was owed, or (ii) in other jurisdictions where courts were operating with a backlog from the government shutdown in response to the pandemic. 38% (or 50-basis points) reflected normal credit issues. Los Angeles’ restrictions on landlord access to typical creditor remedies have since been repealed, and courts across the nation are working through existing backlogs. We expect bad debt to normalize by year end at about 50-basis points.

As of March 31, 2023, our proportionate share of residential accounts receivable was $6.7 million, a 10% reduction from the start of the year. After consideration of security deposits and reserves for uncollectible amounts, our net exposure was less than $0.1 million. The number of residents delinquent by two or more months was 160, a 36% reduction from approximately 250 at the start of the year. During April, the number of residents delinquent by two or more months declined further to 130; all of which are now in the collection process.

Insurance Update

Insurance costs included within AIR property results include hazard, together with health, general liability, and workers compensation costs. Year-over-year expenses vary with experience as AIR’s health, general liability and workers compensation coverages are largely self-insured with caps for out of the ordinary claims. In 2022, AIR benefited from lower than typical health care, general liability, and workers compensation costs. As a result, our 2023 budget included an approximately 20% increase assuming that claims revert to their longer-term trends.

Separately, we also budgeted for a significant increase in property hazard insurance. The current market is challenging, inflation has increased replacement costs, and insurers have experienced substantial losses. On the other hand, AIR is valued as a customer for the quality of our portfolio, the high credit characteristics of our residents, our loss control including the systematic mitigation and elimination of root causes of losses, plus our retention of losses at routine levels, and our use of insurance primarily for out of the ordinary claims. These qualities make AIR a highly profitable customer; carriers received from AIR $53 million in premiums during the past seven years…and paid only $13.8 million in losses.

In AIR’s March 1, 2023, renewal, we continued our insurance, broadly with the same coverages and same highly rated insurers as in the past several years. Importantly, we maintained coverages for full replacement costs, without material margin limits or substantial co-insurance. We lowered our self-insured retention to $5 million, a level $3 million above typical losses, increased total insurable value by approximately 11%, and purchased coverage, including Windstorm and California Quake, with limits that are consistent with, or greater than, the

250-year probable maximum loss. The sufficiency of this insurance is evidenced by its acceptance by our property lenders whose repayment is entirely dependent on the value of the property insured.

For our Same Store population, the cost of the renewal is up 40% year-over-year and approximately $1 million, greater than anticipated in January. This increase to budgeted expenses is expected to be offset by lower than budgeted controllable operating expenses and real estate taxes.

Portfolio Management

Our portfolio of apartment communities is diversified across eight core markets in the United States and is also diversified by price points, primarily “A” and “B”, averaging “A-” in quality. Since the Separation at year-end 2020, AIR has sold properties for $4.1 billion, approximately 41% of AIR’s gross asset value, and used $2.2 billion to reduce leverage and $1.9 billion to acquire properties that improve the quality and expected profitability of our real estate portfolio. The $1.9 billion of acquisitions since 2021 represents 17% of AIR GAV and their incomes are growing faster than Same Store income. (Please see “Recent Acquisitions” above.) We expect to make further acquisitions and to increase our allocation to higher growth properties.

AIR uses “paired trades” to fund acquisitions, basing our cost of capital on the anticipated unlevered IRR of the communities or joint venture interests sold. We require a spread, or accretion, also measured by an unlevered IRR, higher by 200-basis points or more from the communities acquired. This excess return is driven in part by what we call the AIR Edge, the cumulative result of our focus on resident selection, satisfaction, and retention, continuing property upgrades, and relentless innovation in delivering best-in-class property management.

The chart below shows changes in portfolio quality based on customer incomes and apartment rents.

	AIR	Aimco
	Q1 2023	Q4 2019	Change
Residents
Average Household Income	$246,000	$165,000	49%
Median Household Income	$170,000	$116,000	47%
CSAT Score (out of 5)	4.29	4.30	(0.01)
Resident Retention	61.9%	56.8%	5.1%
Portfolio
Properties	75	124	(40%)
Apartment Homes	22,696	32,598	(30%)
Average Revenue per Apartment Home	$2,766	$2,272	22%
Redevelopment and Development ($M)	$—	$230	($230)
Mezzanine Investments ($M)	$—	$280	($280)

Over the same period, we have improved AIR’s portfolio by reducing our exposure to regulatory risk. We have achieved this through property sales in the New York City, Chicago, Seattle, and California markets, as well as through a strategic joint venture in California. This has allowed AIR to reallocate capital into states such as Florida, with a more predictable rule of law, and into submarkets such as Miami-Dade and Broward counties with higher growth.

As a paired trade investor, AIR is agnostic to market changes insofar as we buy and sell properties in the same market conditions, with focus on gaining an accretive “spread.” As market conditions change, AIR adjusts target returns and spreads to reflect our changed cost of capital. Our paired trade approach is intended to ensure that new acquisitions are accretive to earnings in the near-term and will generate attractive spreads to unlevered IRRs in the long-term.

Transactions

Acquisitions

As previously announced, in January, 2023 AIR acquired for $298 million, Southgate Towers, a 495-unit luxury apartment community with 29,000 square feet of commercial space located in the South Beach neighborhood of Miami Beach. AIR’s presence in South Beach, a submarket with limited competitive supply, now comprises 1,630 apartment homes between Flamingo Towers and Southgate Towers. This transaction demonstrates AIR’s use of distinctive acquisition currencies including the cash proceeds from the fourth quarter 2022 sale of our New England portfolio, the assumption of $101.2 million of property debt maturing in 2036 with interest at 4.15%, and the issuance of $22.4 million of Operating Partnership Units (“OP Units”). The acquisition is expected to provide an unlevered IRR 200-basis points or higher than our cost of capital, driven by the implementation of the AIR Edge.

Dispositions

There were no dispositions in the first quarter of 2023.

Balance Sheet

We seek to increase financial returns by using leverage with appropriate caution. We limit risk through our balance sheet structure, employing low leverage and primarily long-dated debt. We target a Net Leverage to Adjusted EBITDAre ratio between 5.0x and 6.0x but anticipate the actual ratio will vary based on the timing of transactions. We maintain financial flexibility through ample unused and available credit, holding properties with substantial value unencumbered by property debt, maintaining an investment grade rating, and using partners’ capital when it enhances financial returns or reduces investment risk. We seek to minimize refunding and repricing risk.

Components of Leverage

Our leverage includes AIR’s share of long-term, non-recourse property debt secured by our apartment communities, together with outstanding borrowings under our revolving credit facility, term loans, unsecured notes payable, and preferred equity.

	MARCH 31, 2023
($ in millions and represent AIR share)*	Amount	Weighted-Avg. Maturity (Yrs.)	Weighted-Avg. Term Before Repricing (Yrs.)
Fixed rate loans payable	$1,844	9.1	9.1
Floating rate loans payable	79	3.8	0.8
Non-recourse property debt	1,923	8.9	8.8

Term loans	800	2.8	4.2
Unsecured notes payable	400	7.2	7.2
Revolving credit facility borrowings	245	3.0	3.2
Preferred equity**	79	9.8	9.8
Total Leverage	$3,448	6.9	7.2
Cash and restricted cash	(97)
Net Leverage	$3,350

Net Leverage to Adjusted EBITDAre***	6.8x

* Amounts are presented on a rounded basis and the sum of the individual amounts may not foot; please refer to Supplemental Schedule 5.

** AIR’s Preferred equity is perpetual in nature; however, for illustrative purposes, we have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity, and of our preferred stock assuming it is called at the expiration of its no-call period.

*** AIR plans to reduce leverage to its target of < 6x by completion of pending sales and property NOI growth.

During the three months ended March 31, 2023, and on a leverage neutral basis, AIR borrowed $320 million using 10-year fixed rate financing, bearing interest at 4.9%. We used the proceeds to refinance a floating-rate loan and to reduce by $230 million borrowings on our revolving credit facility. This transaction reduced floating-rate debt not subject to interest rate caps or swaps to $120 million, 4% of outstanding leverage, net of cash on-hand, and increased our weighted-average maturity by nine months. As a result of these transactions, AIR has no debt maturing before the second quarter of 2025. As a result of the Fannie Mae facility described below, AIR has established funding sources that could be used to repay all debt maturing before 2030.

Liquidity

We use our revolving credit facility for working capital and other short-term purposes, and to secure letters of credit. At March 31, 2023, our share of cash and restricted cash, excluding amounts related to tenant security deposits, was $97 million (invested in interests in federal government obligations) and we had the capacity to borrow up to $751 million on our $1 billion revolving credit facility.

In April, we established a secured credit facility with Fannie Mae that provides for up to $1 billion of committed property level financing, on an as needed basis. This facility has minimal upfront costs, a 10-year duration, allows for the removal and substitution of properties, and is priced based on the Fannie Mae grid, which usually and today is lower than public and private bond pricing. After consideration of the secured facility, total liquidity is approximately $1.8 billion.

We manage our financial flexibility by maintaining investment grade ratings that enhance access to debt capital markets, and holding communities unencumbered by property debt that provide access to secured lenders and, in particular, the attractive availability and pricing of Fannie Mae and Freddy Mac. As of March 31, 2023, we held apartment communities unencumbered by debt with an estimated fair market value of approximately $7.1 billion.

Dividend and Equity Capital Markets

On April 25, 2023, our Board of Directors declared a quarterly cash dividend of $0.45 per share of Common Stock. This amount is payable on May 30, 2023, to shareholders of record on May 19, 2023. In setting AIR’s 2023 dividend, our Board of Directors targeted a dividend level of approximately 75% of full year FFO per share (83% of expected AFFO).

We expect that the after-tax dividend will benefit from AIR's refreshed tax basis. In 2022, approximately 86% of our dividend was taxable at capital gain rates, with the remainder taxable at ordinary income rates. We believe the tax characteristics of our dividend makes our stock more attractive to taxable investors, such as foreign investors, taxable individuals, and corporations, than dividends paid by peer REITs whose dividends are taxed at higher rates. For example, AIR’s dividend characteristics in 2022 compare favorably to a peer average of approximately 19% at capital gains rates (vs. AIR at 86%), 71% at ordinary income rates (vs. AIR at 14%), and 10% treated as return of capital. As a result, an investor in AIR common shares would retain after tax approximately 39% more of its dividend than would be retained after tax by an investor in the average of peer shares.

Corporate Responsibility Update

During the first quarter, AIR was named a Kingsley Excellence Elite Five multifamily company and a winner of the 2023 Kingsley Excellence Awards for customer service. Of the winners, AIR ranked second among all operators, and first among publicly traded REITs. AIR is committed to world-class customer service, which we deliver through listening to, learning from, and responding to our residents every day. We also benefit from the support of great leadership, contributions from exceptional teammates, and a strong culture. These strengths are confirmed by such awards as AIR's 2023 Top Workplaces USA Award (the second consecutive year), a 10 time winner of Top Workplace in Colorado (by the Denver Post), Top Workplace in Philadelphia (by The Philadelphia Inquirer), as well as Built in 2023 Best Places to Work in Colorado, Los Angeles, Miami, and Washington, DC. We take seriously our responsibility to care for our customers, our neighbors, and each other as teammates. We are grateful for these recognitions and consider them confirmation of our success.

2023 Outlook

AIR reaffirms its full year Same Store Operations guidance and has narrowed its 2023 Pro forma FFO per share expectations by $0.02 per share, while maintaining the $2.41 midpoint:

	YEAR-TO-DATE March 31, 2023	FULL YEAR 2023
($ amounts represent AIR share)
Net loss per share	$(0.08)	($0.18) to ($0.06)
Pro forma FFO per share	$0.55	$2.36 to $2.46
Pro forma FFO per share at the midpoint		$2.41

Same Store Operating Components
Revenue change compared to prior year	10.1%	7.0% to 9.0%
Expense change compared to prior year	3.3%	5.0% to 6.5%
NOI change compared to prior year	12.7%	7.3% to 10.3%

Other Earnings
Value of property acquisitions	$298M	$298M
Proceeds from dispositions of real estate	—	$50M

AIR Share of Capital Enhancements
Capital Enhancements	$15M	$80M to $90M

Balance Sheet
Net Leverage to Adjusted EBITDAre	6.8x	≤6.0x

In the second quarter of 2023, AIR anticipates Pro forma FFO between $0.55 and $0.59 per share.

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Tuesday, May 2, 2023 at 1:00 p.m. ET	Replay available until July 31, 2023
Domestic Dial-In Number: 1-833-470-1428	Domestic Dial-In Number: 1-866-813-9403
International Dial-In Number: Global Dial-In Numbers	International Dial-In Number: +44-204-525-0658
Passcode: 749836	Passcode: 495809
Live Webcast: Webcast Link

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release is available on AIR’s website at investors.aircommunities.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by AIR management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). Certain AIR terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About AIR

Apartment Income REIT Corp (“AIR Communities”) (NYSE: AIRC) is a publicly traded, self-administered real estate investment trust (“REIT”). AIR’s portfolio comprises 75 communities totaling 25,797 apartment homes located in 10 states and the District of Columbia. AIR offers a simple, predictable business model with focus on what we call the AIR Edge, the cumulative result of our focus on resident selection, satisfaction, and retention, as well as relentless innovation in delivering best-in-class property management. The AIR Edge is a durable operating advantage in driving organic growth, as well as making possible the opportunity for excess returns for properties new to AIR’s platform. For additional information, please visit aircommunities.com.

Contact

Matthew O’Grady
Senior Vice President, Capital Markets
(303) 691-4566

Mary Jensen
Head of Investor Relations
(303) 691-4349
investors@aircommunities.com

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the Federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of 2023 results, including but not limited to: NAREIT FFO, Pro forma FFO and selected components thereof; expectations regarding consumer demand, growth in revenue and strength of other performance metrics and models; expectations regarding acquisitions, as well as sales, and joint ventures and the use of proceeds thereof; and AIR liquidity and leverage metrics. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s current expectations, estimates and assumptions and subject to risks and uncertainties, that could cause actual results to differ materially from such forward-looking statements, including, but not limited to: real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including inflation, the pace of job growth, and the level of unemployment; the amount, location, and quality of competitive new housing supply, which may be impacted by global supply chain disruptions; the timing and effects of acquisitions and dispositions; changes in operating costs, including energy costs; negative economic conditions in our geographies of operation; loss of key personnel; AIR’s ability to maintain current or meet projected occupancy, rental rate, and property operating results; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; financing risks, including interest rate changes and the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; and possible environmental liabilities, including costs, fines, or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by AIR. Other risks and uncertainties are described in filings by AIR with the Securities and Exchange Commission (“SEC”), including the section entitled “Risk Factors” in Item 1A of AIR’s Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent filings with the SEC.

In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and depends on our ability to meet the various requirements imposed by the Code, through actual operating results, distribution levels and diversity of stock ownership.

These forward-looking statements reflect management’s judgment as of this date, and we assume no obligation to revise or update them to reflect future events or circumstances. This earnings release does not constitute an offer of securities for sale.

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended
	March 31,
	2023	2022
REVENUES
Rental and other property revenues (1)	$209,923	$179,261
Other revenues	2,070	2,217
Total revenues	211,993	181,478

OPERATING EXPENSES
Property operating expenses (1)	75,453	63,236
Depreciation and amortization	95,666	84,549
General and administrative expenses (2)	7,180	6,597
Other expenses, net	5,798	4,018
Total operating expenses	184,097	158,400
Interest income	1,525	13,481
Interest expense	(36,187)	(22,107)
Loss on extinguishment of debt	(2,008)	(23,636)
Gain on dispositions of real estate	—	412,003
Loss from unconsolidated real estate partnerships	(1,035)	(2,014)
(Loss) income before income tax (expense) benefit	(9,809)	400,805
Income tax (expense) benefit	(139)	579
Net (loss) income	(9,948)	401,384

Noncontrolling interests:
Net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships	(685)	564
Net income attributable to preferred noncontrolling interests in AIR OP	(1,570)	(1,603)
Net loss (income) attributable to common noncontrolling interests in AIR OP	826	(24,167)
Net income attributable to noncontrolling interests	(1,429)	(25,206)
Net (loss) income attributable to AIR	(11,377)	376,178
Net income attributable to AIR preferred stockholders	(43)	(42)
Net income attributable to participating securities	(37)	(255)
Net (loss) income attributable to AIR common stockholders	$(11,457)	$375,881

Net (loss) income attributable to AIR common stockholders per share – basic	$(0.08)	$2.40
Net (loss) income attributable to AIR common stockholders per share – diluted	$(0.08)	$2.39

Weighted-average common shares outstanding – basic	148,810	156,736
Weighted-average common shares outstanding – diluted	148,810	157,088
(1)
Rental and other property revenues for the three months ended March 31, 2022 is inclusive of $15.0 million of revenues related to sold properties. Property operating expenses for the three months ended March 31, 2022 is inclusive of $5.3 million of expenses related to sold properties.
(2)
In setting our G&A benchmark of 15 bps of Gross Asset Value, we consider asset management fees earned in our joint ventures as a reduction of general and administrative expenses. In accordance with GAAP, general and administrative expenses are shown gross of these asset management fees. The California joint venture is consolidated on our balance sheet and accordingly, fees earned in this venture are included in the determination of net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships. The Washington D.C. area joint venture is not consolidated on our balance sheet and accordingly, fees earned in this venture are included in loss from unconsolidated real estate partnerships. Fees earned from joint ventures were $1.5 million and $1.7 million for the three months ended March 31, 2023 and 2022, respectively.

Consolidated Balance Sheets

(in thousands) (unaudited)

	March 31,	December 31,
	2023	2022
Assets
Real estate	$8,415,133	$8,076,394
Accumulated depreciation	(2,534,976)	(2,449,883)
Net real estate	5,880,157	5,626,511
Cash and cash equivalents	90,214	95,797
Restricted cash	24,872	205,608
Goodwill	32,286	32,286
Other assets (1)	544,818	591,681
Total Assets	$6,572,347	$6,551,883

Liabilities and Equity
Non-recourse property debt	$2,312,196	$1,994,651
Debt issue costs	(13,057)	(9,221)
Non-recourse property debt, net	2,299,139	1,985,430
Term loans, net	797,092	796,713
Revolving credit facility borrowings	245,000	462,000
Unsecured notes payable, net	397,577	397,486
Accrued liabilities and other (1)	521,494	513,805
Total Liabilities	4,260,302	4,155,434

Preferred noncontrolling interests in AIR OP	77,143	77,143

Equity:
Perpetual Preferred Stock	2,000	2,000
Class A Common Stock	1,492	1,491
Additional paid-in capital	3,432,573	3,436,635
Accumulated other comprehensive income	29,070	43,562
Distributions in excess of earnings	(1,405,520)	(1,327,271)
Total AIR equity	2,059,615	2,156,417
Noncontrolling interests in consolidated real estate partnerships	(79,017)	(78,785)
Common noncontrolling interests in AIR OP	254,304	241,674
Total Equity	2,234,902	2,319,306
Total Liabilities and Equity	$6,572,347	$6,551,883
(1)
Other assets includes the Parkmerced mezzanine investment and the fair value of an associated interest rate swap option, and accrued liabilities and other includes the offsetting liabilities. The benefits and risks of ownership of both the Parkmerced mezzanine investment and the interest rate swap option have been transferred to Aimco, but legal transfer has not occurred.

Supplemental Schedule 1

Funds From Operations Reconciliation

Three Months Ended March 31, 2023, Compared to Three Months Ended March 31, 2022

(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2023	2022
Net (loss) income attributable to AIR common stockholders	$(11,457)	$375,881
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	90,012	81,457
Gain on dispositions of real estate, net of noncontrolling partners’ interest	—	(412,003)
Common noncontrolling interests in AIR OP’s share of above adjustments and amounts allocable to participating securities	(5,922)	20,249
NAREIT FFO attributable to AIR common stockholders	$72,633	$65,584
Adjustments:
Non-cash straight-line rent (1)	3,090	642
Loss on derivative instruments (2)	2,144	—
Loss on extinguishment of debt (3)	2,008	23,636
Business transformation and transition related costs (4)	213	869
Casualty losses and other (5)	1,846	356
Common noncontrolling interests in AIR OP’s share of above adjustments and amounts allocable to participating securities	(626)	(1,578)
Pro forma FFO attributable to AIR common stockholders	81,308	89,509

Weighted-average common shares outstanding – basic	148,810	156,736
Dilutive common share equivalents	74	352
Total shares and dilutive share equivalents	148,884	157,088

Net (loss) income attributable to AIR per share – diluted	$(0.08)	$2.39
NAREIT FFO per share – diluted	$0.49	$0.42
Pro forma FFO per share – diluted	$0.55	$0.57
(1)
In 2018 and 2022, we assumed 99-year ground leases with scheduled rent increases. Due to the terms of the leases, GAAP rent expense will exceed cash rent payments until 2076 and 2079, respectively. We include the cash rent payments for these ground leases in Pro forma FFO but exclude the incremental straight-line non-cash rent expense. The rent expense for these leases is included in other expenses, net, in our condensed consolidated statements of operations.
(2)
During 2023, we entered into certain treasury locks in anticipation of future financing transactions that do not meet GAAP requirements for hedge accounting treatment. As such, we are required to mark-to-market the fair value of these derivatives quarterly through net income. We have excluded the fair value adjustment from Pro forma FFO as the loss is non-cash and currently unrealized.
(3)
During 2023 and 2022, we incurred debt extinguishment costs related to the prepayment of debt. In 2023, these costs are related to the prepayment of high-cost, floating-rate debt. We excluded these costs from Pro forma FFO because we believe they are not representative of future cash flows.
(4)
During 2023 and 2022, we incurred consulting, placement, legal, and other transformation related costs as we fully implement AIR’s business model, including projects intended to increase efficiency and reduce costs in future periods. As we engage in and finalize our finance transformation initiative that modernizes our systems and processes, including a new ERP system, we expect to continue to incur these costs throughout 2023. We excluded these costs from Pro forma FFO because we believe they are not related to ongoing operating performance.
(5)
During 2023, we incurred casualty losses related to fire damage at our Palazzo East at Park La Brea apartment community. During 2021, we incurred casualty losses due to Hurricane Ida-induced flooding in downtown Philadelphia causing damage to our Park Towne Place apartment community, and continued to incur incremental costs related to its cleanup in 2022. We excluded these costs from Pro forma FFO because of the unusual nature of the weather events.

Supplemental Schedule 2(a)

Funds From Operations Information

Three Months Ended March 31, 2023, Compared to Three Months Ended March 31, 2022

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues, before utility reimbursements
Same Store	$171,325	$156,021
Other Real Estate	30,074	1,436
Total revenues, before utility reimbursements	201,399	157,457
Expenses, net of utility reimbursements
Same Store	44,641	43,178
Other Real Estate	11,457	1,113
Total expenses, net of utility reimbursements	56,098	44,291
Net operating income (1)	145,301	113,166
Lease income	379	6,534
Property management expenses, net	(6,286)	(5,342)
Property income	139,394	114,358

General and administrative expenses (2)	(5,800)	(5,034)

Interest expense	(36,187)	(22,107)
Loss on extinguishment of debt	(2,008)	(23,636)
Preferred dividends	(1,613)	(1,645)
Interest income	1,237	6,947
Total cost of capital	(38,571)	(40,441)

Casualty losses	(3,571)	(109)
Land leases	(4,720)	(1,321)
Income from unconsolidated real estate partnerships	49	1,129
Other expenses, net	(1,352)	(2,697)
Tax (expense) benefit, net	(139)	602
NOI related to sold communities	—	9,583
Total other	(9,733)	7,187

Common noncontrolling interests in AIR OP	(5,133)	(4,173)
Proportionate adjustments	(7,524)	(6,313)

NAREIT FFO attributable to AIR common stockholders	$72,633	$65,584
Total pro forma adjustments, net of common noncontrolling interests in AIR OP and participating securities	8,675	23,925
Pro forma FFO attributable to AIR common stockholders	$81,308	$89,509

(1)
First quarter 2023 Same Store NOI excludes $6.3 million related to the third-party share of property NOI included in the Washington, D.C. joint venture.
(2)
In setting our G&A benchmark of less than 15 bps of Gross Asset Value, we consider asset management fees earned in our joint ventures as a reduction of general and administrative expenses. In accordance with GAAP, general and administrative expenses are shown gross of these asset management fees. The California joint venture is consolidated on our balance sheet and accordingly, fees earned in this venture are included in the determination of net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships. The Washington D.C. area joint venture is not consolidated on our balance sheet and accordingly, fees earned in this venture are included in loss from unconsolidated real estate partnerships. Fees earned from joint ventures were $1.5 million and $1.7 million for the three months ended March 31, 2023 and 2022, respectively.

Supplemental Schedule 2(b)

Funds from Operations Information, Partially Owned Entities

Three Months Ended March 31, 2023, Compared to Three Months Ended March 31, 2022

(in thousands) (unaudited)

The building blocks of FFO and Pro forma FFO, as shown on Supplemental Schedule 2(a), are based on consolidated amounts, and therefore include the third-party share of consolidated joint ventures, and exclude AIR’s share of amounts from unconsolidated real estate partnerships. To arrive at AIR’s proportionate share of the individual line items, one must subtract the third-party share of consolidated amounts and add AIR’s share of unconsolidated joint ventures.

For example, Net Operating Income for the first quarter of 2023 of $145,301, as shown on Supplemental Schedule 2(a), plus AIR's share of Net Operating Income from unconsolidated real estate partnerships of $1,582, as shown below, less the noncontrolling interests' share of Net Operating Income of $11,610, as shown below, computes AIR's share of Net Operating Income for the first quarter of 2023 of $135,273.

	Noncontrolling Interests (1)		Unconsolidated (2)
	Three Months Ended March 31,		Three Months Ended March 31,
	2023	2022	2023	2022
Revenues, before utility reimbursements	$15,502	$14,580	$2,080	$1,889
Expenses, net of utility reimbursements	3,892	3,753	498	462
Net operating income	11,610	10,827	1,582	1,427

Property management expenses, net	(474)	(422)	(65)	(59)
Property income	11,136	10,405	1,517	1,368

Interest expense on non-recourse property debt	(3,764)	(3,770)	(1,200)	(538)
Casualty gain (loss)	219	(41)	(2)	(3)
Other expenses, net	(67)	(281)	(266)	302
Funds From Operations	$7,524	$6,313	$49	$1,129

Total apartment communities	16	16	3	3
Total apartment homes	5,369	5,369	1,748	1,748
Noncontrolling interests’ share of consolidated apartment homes/AIR share of unconsolidated apartment homes	1,703	1,721	350	350
(1)
Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts, including the amounts related to the California joint venture.
(2)
Amounts represent AIR’s proportionate share of the operations of three unconsolidated properties included in the Washington, D.C. area joint venture.

Supplemental Schedule 3

Property Net Operating Income

Trailing Five Quarters

(in thousands) (unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Consolidated Property NOI
Revenues, before utility reimbursements
Same Store	$171,325	$170,217	$166,800	$160,241	$156,021
Other Real Estate	30,074	23,049	15,677	3,921	1,436
Total revenues, before utility reimbursements	201,399	193,266	182,477	164,162	157,457

Expenses, net of utility reimbursements
Same Store	44,641	41,844	43,674	42,984	43,178
Other Real Estate	11,457	7,691	5,982	2,152	1,113
Total expenses, net of utility reimbursements	56,098	49,535	49,656	45,136	44,291

Property Net Operating Income
Same Store	126,684	128,373	123,126	117,257	112,843
Other Real Estate	18,617	15,358	9,695	1,769	323
Total Property Net Operating Income	$145,301	$143,731	$132,821	$119,026	$113,166

NOI related to communities sold and held for sale	$—	$2,862	$5,556	$6,865	$9,583

Noncontrolling interests' share of NOI (1)	$(11,610)	$(11,677)	$(11,276)	$(11,267)	$(10,827)

AIR's share of unconsolidated apartment community NOI (1)	$1,582	$1,596	$1,582	$1,332	$1,427
(1)
Represents either noncontrolling interests' share of 16 consolidated apartment communities or AIR's share of three unconsolidated apartment communities. Total Property Net Operating Income, as shown above, is based on consolidated amounts, and therefore include the third-party share of consolidated joint ventures, and exclude AIR’s share of amounts from unconsolidated real estate partnerships. To arrive at AIR’s proportionate share of Property Net Operating Income, one must subtract the third-party share of consolidated amounts and add AIR’s share of unconsolidated joint ventures.

Supplemental Schedule 4

Apartment Home Summary

As of March 31, 2023

(unaudited)

	Number of Apartment Communities	Number of Apartment Homes	AIR Share of Apartment Homes

Same Store (1)	63	22,794	19,693
Other Real Estate (2)	12	3,003	3,003
Total Portfolio	75	25,797	22,696

Land and land interests leased (3)	2
(1)
Our Same Store portfolio includes three unconsolidated communities with 1,748 homes, of which AIR’s share is 350 homes. During the first quarter of 2023, five communities with 2,083 homes acquired in 2021 were reclassified into our Same Store portfolio, as AIR has owned them for the entirety of the periods presented.
(2)
During the first quarter of 2023, our Other Real Estate portfolio decreased by four communities due to five apartment communities being reclassified into our Same Store portfolio and the acquisition of one apartment community in South Florida.
(3)
Land and land interests have a fair value of approximately $33 million.

Supplemental Schedule 5(a)

Capitalization and Financial Metrics

As of March 31, 2023

(dollars in thousands) (unaudited)

Leverage Balances and Characteristics

Debt	Consolidated	AIR Share of Unconsolidated Partnerships	Noncontrolling Interests	Total AIR Share	Weighted- Average Maturity (Years)		Weighted- Average Interest Rate
Fixed rate loans payable	$2,312,196	$—	$(467,748)	$1,844,448	9.1	(1)	3.6%
Floating rate loans payable	—	79,000	—	79,000	3.8		5.4%
Non-recourse property debt	$2,312,196	$79,000	$(467,748)	$1,923,448	8.9		3.6%

Term loans (2)	800,000	—	—	800,000	2.8	(1)	4.1%
Unsecured notes payable	400,000	—	—	400,000	7.2		4.3%
Revolving credit facility borrowings (2)	245,000	—	—	245,000	3.0	(1)	5.6%
Preferred equity	79,143	—	—	79,143	9.8	(3)	8.1%
Total leverage	$3,836,339	$79,000	$(467,748)	$3,447,591	6.9		4.1%

Cash and restricted cash (4)	(104,191)	(1,987)	8,690	(97,488)
Net leverage	$3,732,148	$77,013	$(459,058)	$3,350,103

Leverage Ratios First Quarter 2023 (5)

Annualized Current Quarter
Proportionate Debt to Adjusted EBITDAre	6.6x
Net Leverage to Adjusted EBITDAre	6.8x

Unsecured Debt Covenants	March 31, 2023	Covenant
Fixed Charge Coverage Ratio	3.44x	1.50x
Leverage Ratio	38.1%	≤ 60.0%
Secured Indebtedness Ratio (6)	21.7%	≤ 45.0%
Unsecured Leverage Ratio	28.4%	≤ 60.0%

(1)
Assumes exercise of extension options.
(2)
Includes an aggregate of $830 million of nominally floating rate debt that has been fixed using interest rate swaps at a weighted-average all-in cost of 4.1%.
(3)
Our preferred OP Units are redeemable at the holder’s option and our preferred stock is redeemable by AIR on or after December 15, 2025. We have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity and preferred stock assuming it is called at the expiration of the no-call period.
(4)
Restricted cash on the balance sheet includes tenant security deposits, which are excluded for purposes of calculating our net leverage.
(5)
We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts. We target a Net Leverage to Adjusted EBITDAre ratio between 5.0x and 6.0x, but anticipate the ratio will vary based on the timing of transactions.
(6)
Covenant requirement becomes ≤ 40.0% after March 31, 2023.

Supplemental Schedule 5(b)

Capitalization and Financial Metrics

As of March 31, 2023

(dollar amounts in thousands) (unaudited)

AIR Share of Non-Recourse Property Debt, Term Loans, and Unsecured Notes Payable

	Amortization	Maturities	Sub-Total Non-Recourse Property Debt	Unsecured Debt (1)		Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2023 Q2	$6,337	$—	$6,337	$—		$6,337	—%	—%
2023 Q3	6,356	—	6,356	—		6,356	—%	—%
2023 Q4	6,416	—	6,416	—		6,416	—%	—%
Total 2023	19,109	—	19,109	—		19,109	—%	—%

2024 Q1	6,469	—	6,469	—		6,469	—%	—%
2024 Q2	6,515	—	6,515	—		6,515	—%	—%
2024 Q3	6,568	—	6,568	—		6,568	—%	—%
2024 Q4	7,103	—	7,103	—		7,103	—%	—%
Total 2024	26,655	—	26,655	—		26,655	—%	—%

2025	26,066	285,721	311,787	600,000	(2)	911,787	28.4%	3.9%
2026	21,956	98,790	120,746	200,000		320,746	9.6%	3.8%
2027	20,534	127,565	148,099	100,000		248,099	7.3%	3.9%
2028	16,925	129,257	146,182	—		146,182	4.1%	4.0%
2029	16,691	99,780	116,471	100,000		216,471	6.4%	3.8%
2030	13,727	267,939	281,666	—		281,666	8.6%	3.1%
2031	7,915	149,475	157,390	—		157,390	4.8%	3.0%
2032	7,632	67,368	75,000	200,000		275,000	8.6%	4.0%
Thereafter	142,965	377,378	520,343	—		520,343	12.1%	4.7%
Total	$320,175	$1,603,273	$1,923,448	$1,200,000		$3,123,448	89.7%	3.9%
(1)
Includes $800 million of term loans and $400 million of unsecured notes payable.
(2)
Amount shown is assuming exercise of extension options.

Preferred Equity

	Amount Outstanding as of March 31, 2023	Date First Available for Redemption by AIR	Coupon	Amount
Class A Perpetual Preferred Stock	20	December 2025	8.50%	$2,000
Preferred Partnership Units	2,846,574	n/a	8.14%	77,143
Total Preferred Equity			8.15%	$79,143

Common Stock, Partnership Units and Equivalents (shares and units in thousands)

March 31, 2023
Class A Common Stock outstanding	148,776
Participating unvested restricted stock	139
Dilutive options, share equivalents and non-participating unvested restricted stock	296
Total shares and dilutive share equivalents	149,211
Common Partnership Units and equivalents outstanding	10,690
Total shares, units, and dilutive share equivalents	159,901

Supplemental Schedule 6(a)

Same Store Operating Results

Three Months Ended March 31, 2023, Compared to Three Months Ended March 31, 2022

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of March 31, 2023.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	1Q 2023	1Q 2022	Growth	1Q 2023	1Q 2022	Growth	1Q 2023	1Q 2022	Growth	1Q 2023	1Q 2023	1Q 2022	1Q 2023	1Q 2022
Bay Area	7	1,967	1,412	$13,744	$12,916	6.4%	$3,553	$3,358	5.8%	$10,191	$9,558	6.6%	74.1%	98.0%	98.5%	$3,310	$3,097
Boston	5	1,148	1,148	11,256	10,321	9.1%	3,277	3,087	6.2%	7,979	7,234	10.3%	70.9%	98.3%	98.5%	3,324	3,043
Denver	7	2,027	1,988	12,237	11,194	9.3%	2,696	2,568	5.0%	9,541	8,626	10.6%	78.0%	98.2%	98.4%	2,089	1,906
Washington, D.C. (1)	10	5,489	4,086	25,258	22,750	11.0%	6,890	7,054	(2.3%)	18,368	15,696	17.0%	72.7%	98.3%	97.6%	2,096	1,901
Los Angeles	9	3,815	2,966	30,056	28,221	6.5%	6,546	6,205	5.5%	23,510	22,016	6.8%	78.2%	97.4%	98.5%	3,466	3,221
Miami	6	2,425	2,425	20,663	16,827	22.8%	6,135	5,855	4.8%	14,528	10,972	32.4%	70.3%	94.8%	96.3%	2,997	2,401
Philadelphia	9	2,748	2,669	22,430	20,801	7.8%	5,985	6,106	(2.0%)	16,445	14,695	11.9%	73.3%	97.4%	97.7%	2,875	2,659
San Diego	6	2,367	2,191	16,810	15,145	11.0%	3,568	3,254	9.6%	13,242	11,891	11.4%	78.8%	98.2%	98.5%	2,604	2,340
Other Markets	4	808	808	5,448	5,276	3.3%	2,597	2,439	6.5%	2,851	2,837	0.5%	52.3%	95.3%	97.7%	2,359	2,228
Total	63	22,794	19,693	$157,902	$143,451	10.1%	$41,247	$39,926	3.3%	$116,655	$103,525	12.7%	73.9%	97.5%	97.9%	$2,742	$2,480
(1)
Includes AIR’s share of results of three unconsolidated apartment communities.

Supplemental Schedule 6(b)

Same Store Operating Results

Three Months Ended March 31, 2023, Compared to Three Months Ended December 31, 2022

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of March 31, 2023.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	1Q 2023	4Q 2022	Growth	1Q 2023	4Q 2022	Growth	1Q 2023	4Q 2022	Growth	1Q 2023	1Q 2023	4Q 2022	1Q 2023	4Q 2022
Bay Area	7	1,967	1,412	$13,744	$13,790	(0.3%)	$3,553	$3,417	4.0%	$10,191	$10,373	(1.8%)	74.1%	98.0%	97.4%	$3,310	$3,343
Boston	5	1,148	1,148	11,256	11,117	1.3%	3,277	3,154	3.9%	7,979	7,963	0.2%	70.9%	98.3%	98.2%	3,324	3,286
Denver	7	2,027	1,988	12,237	12,161	0.6%	2,696	2,652	1.7%	9,541	9,509	0.3%	78.0%	98.2%	98.2%	2,089	2,075
Washington, D.C. (1)	10	5,489	4,086	25,258	24,844	1.7%	6,890	6,648	3.6%	18,368	18,196	0.9%	72.7%	98.3%	97.5%	2,096	2,078
Los Angeles	9	3,815	2,966	30,056	30,353	(1.0%)	6,546	5,928	10.4%	23,510	24,425	(3.7%)	78.2%	97.4%	97.9%	3,466	3,484
Miami	6	2,425	2,425	20,663	20,165	2.5%	6,135	5,589	9.8%	14,528	14,576	(0.3%)	70.3%	94.8%	93.2%	2,997	2,973
Philadelphia	9	2,748	2,669	22,430	22,418	0.1%	5,985	5,582	7.2%	16,445	16,836	(2.3%)	73.3%	97.4%	97.4%	2,875	2,874
San Diego	6	2,367	2,191	16,810	16,604	1.2%	3,568	3,246	9.9%	13,242	13,358	(0.9%)	78.8%	98.2%	98.0%	2,604	2,578
Other Markets	4	808	808	5,448	5,397	0.9%	2,597	2,293	13.3%	2,851	3,104	(8.2%)	52.3%	95.3%	93.0%	2,359	2,395
Total	63	22,794	19,693	$157,902	$156,849	0.7%	$41,247	$38,509	7.1%	$116,655	$118,340	(1.4%)	73.9%	97.5%	97.0%	$2,742	$2,737
(1)
Includes AIR’s share of results of three unconsolidated apartment communities.

Supplemental Schedule 6(c)

Same Store Operating Expense Detail

(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	1Q 2023	% of Total	1Q 2022	$ Change	% Change
Operating expenses (1)	$19,367	47.0%	$19,401	$(34)	(0.2%)
Utility expense, net of reimbursement	2,752	6.7%	2,500	252	10.1%
Real estate taxes	16,143	39.1%	15,874	269	1.7%
Insurance	2,985	7.2%	2,151	834	38.8%
Total	$41,247	100.0%	$39,926	$1,321	3.3%

Sequential Comparison

	1Q 2023	% of Total	4Q 2022	$ Change	% Change
Operating expenses (1)	$19,367	47.0%	$18,568	$799	4.3%
Utility expense, net of reimbursement	2,752	6.7%	2,349	403	17.2%
Real estate taxes	16,143	39.1%	15,459	684	4.4%
Insurance	2,985	7.2%	2,133	852	39.9%
Total	$41,247	100.0%	$38,509	$2,738	7.1%

(1) Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs, and other property related operating expenses.

Supplemental Schedule 7

Portfolio Data by Market

First Quarter 2023 Compared to First Quarter 2022

(proportionate amounts) (unaudited)

	Quarter Ended March 31, 2023					Quarter Ended March 31, 2022
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI (1)	Average Revenue per AIR Apartment Home	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI (1)	Average Revenue per AIR Apartment Home

Bay Area	8	2,077	1,522	8.5%	$3,357	8	2,134	1,579	9.2%	$2,966

Boston	6	1,284	1,284	6.8%	3,293	11	2,462	2,462	11.7%	2,546

Denver	8	2,280	2,241	8.2%	2,097	7	2,026	1,987	7.8%	1,907

Washington, D.C.	11	6,014	4,611	15.6%	2,122	11	5,645	4,223	14.0%	1,813

Los Angeles	9	3,815	2,966	17.9%	3,466	9	3,815	2,966	20.0%	3,221

Miami	10	3,967	3,967	18.2%	3,227	6	2,425	2,425	10.0%	2,386

Philadelphia	9	2,748	2,669	11.7%	2,716	9	2,748	2,669	12.4%	2,506

San Diego	6	2,367	2,191	10.1%	2,604	7	2,563	2,388	11.4%	2,265

Other Markets	8	1,245	1,245	3.0%	2,385	8	1,260	1,260	3.5%	2,058

Total	75	25,797	22,696	100.0%	$2,766	76	25,078	21,959	100.0%	$2,389

(1)
NOI represents the operating results of apartment communities including ancillary commercial rents. NOI does not include any office related rents or other material commercial rents.

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity

(dollars in millions, except average revenue per home) (unaudited)

Dispositions

We did not dispose of any apartment communities during the three months ended March 31, 2023.

Acquisitions

Apartment Community Name	Location	Month Acquired	Apartment Homes	Purchase Price	Average Revenue per Apartment Home (1)

2023 Acquisitions

Southgate Towers	Miami Beach, FL	January	495	$298.0	$2,693

(1)
Represents average revenue per apartment home for leases in place at the time of acquisition.

Supplemental Schedule 9

Apartment Community Capital Investment Information

Three Months Ended March 31, 2023

(proportionate amounts, in thousands, except per apartment home data) (unaudited)

We classify capital investments as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), or Other Capital Expenditures. Recurring capital investments are apportioned between CR and CI based on the useful life of the item under consideration and the period over which we have owned the item. Under this method of classification, CR represents the portion of the item consumed during our ownership of the item, while CI represents the portion of the item consumed prior to our period of ownership.

The table below includes our capital spend in proportionate amounts, adjusted to remove the third-party share of consolidated amounts and to include our share of unconsolidated amounts, and excludes amounts related to properties sold or classified as held for sale.

Three Months Ended March 31, 2023
Capital Investments (1)
Capital Replacements
Buildings and grounds	$5,363
Turnover capital investments	487
Capitalized site payroll and indirect costs	362
Capital Replacements	6,212
Capital Improvements	3,576
Capital Enhancements	15,133
Initial Capital Expenditures	7,054
Casualty	2,679
Entitlement and Planning	383
Total capital additions	$35,037

Total apartment homes	25,797

Capital Replacements per apartment home	$241
(1)
For the three months ended March 31, 2023, capital investments for our apartment communities included $0.4 million of capitalized interest costs.

GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by AIR management that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIR OPERATING PARTNERSHIP: Apartment Income REIT, L.P., a Delaware limited partnership, is the operating partnership in AIR’s UPREIT structure. AIR owns approximately 91.2% of the legal interest in the common partnership units of the AIR Operating Partnership and 93.3% of the economic interest in the common partnership units of the AIR Operating Partnership.

AIR PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, we provide certain financial information necessary to calculate our share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Our proportionate share of financial information includes our share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.

We do not control the unconsolidated real estate partnerships and the calculation of our share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.

Proportionate information benefits the users of our financial information by providing the amount of revenues, expenses, assets, liabilities, and other items attributable to our stockholders. Other companies may calculate their proportionate information differently than we do, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP AIR proportionate financial information should not be considered in isolation or as a substitute for information included in our financial statements as reported under GAAP.

AVERAGE REVENUE PER APARTMENT HOME: Represents our proportionate average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

CAPITAL INVESTMENTS DEFINITIONS

CAPITAL IMPROVEMENTS (CI): CI represent capital investments made to replace the portion of acquired apartment communities consumed prior to our period of ownership and not contemplated in our underwriting of an acquisition.

CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital investments made to replace the portion of acquired capital assets consumed during our period of ownership.

CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce costs. CE does not significantly disrupt property operations.

INITIAL CAPITAL EXPENDITURES (ICE): ICE represent capital investments contemplated in the underwriting at our recently acquired communities. These amounts are considered in the underwriting of the acquisition and are therefore included when determining expected returns.

CASUALTY: Casualty capital investments represent capitalized costs incurred in connection with the restoration of an apartment community after a casualty event.

FREE CASH FLOW: Free Cash Flow, as calculated for our retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. We believe that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during our ownership.

FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.

FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.

LEVERAGE RATIO DEFINITIONS

We target Net Leverage to Adjusted EBITDAre between 5.0x and 6.0x. We also focus on Proportionate Debt to Adjusted EBITDAre. We believe these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. EBITDAre and Adjusted EBITDAre should not be considered alternatives to net income (loss) as determined in accordance with GAAP as indicators of performance. There can be no assurance that our method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts.

Our net leverage includes our share of long-term, non-recourse property debt, outstanding borrowings on our revolving credit facility, term loans, unsecured notes payable, and preferred equity, reduced by cash and restricted cash on-hand, excluding tenant security deposits. We reconcile consolidated balances to our net leverage on Supplemental Schedule 5(a).

We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts.

EBITDAre AND ADJUSTED EBITDAre

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): NAREIT defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on dispositions of depreciated property;
•
impairment write-downs of depreciated property; and
•
adjustments to reflect our share of EBITDAre of investments in unconsolidated entities and consolidated entities with non-controlling interests.

We believe that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of our ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between AIR and other companies.

ADJUSTED EBITDAre: Adjusted EBITDAre is defined as EBITDAre adjusted for the effect of the following items for the reasons set forth below:

•
the amount by which GAAP rent expense exceeds cash rent payments for two long-term ground leases until 2076 and 2079 is excluded. The excess of GAAP rent expense over the cash payments for these leases does not reflect a current obligation that affects our ability to service debt; and
•
applicable Pro forma FFO adjustments to NAREIT FFO per Supplemental Schedule 1 to exclude certain amounts that are unique or occur infrequently.

A reconciliation of net income to EBITDAre and Adjusted EBITDAre for our portfolio for the quarter ended March 31, 2023, is as follows (in thousands, unaudited):

Quarter Ended
March 31, 2023
Net loss	$(9,948)
Adjustments:
Interest expense	36,187
Loss on extinguishment of debt	2,008
Income tax expense	139
Depreciation and amortization	95,666
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(685)
EBITDAre adjustments attributable to noncontrolling interests and unconsolidated real estate partnerships	(7,083)
EBITDAre	$116,284
Pro forma FFO and other adjustments, net (1)	7,019
Quarterly Adjusted EBITDAre	$123,303
Adjusted EBITDAre	$493,212
(1)
Includes applicable pro forma adjustments to NAREIT FFO per Supplemental Schedule 1, and an adjustment of $0.1 million to reflect the acquisition of one property, as if the transaction closed on January 1, 2023.

FIXED CHARGE COVERAGE RATIO: As defined by our credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) our proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization, and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by our Credit Agreement may differ from those used in the calculations of our Leverage Ratios.

PREFERRED DIVIDENDS: Preferred Dividends include dividends paid with respect to AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.

PREFERRED EQUITY: Preferred equity represents the redemption amounts for AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units and may be found in AIR’s consolidated balance sheets and on Supplemental Schedule 5(b).

OTHER LEVERAGE: Other Leverage includes Preferred OP Units and redeemable noncontrolling interests.

PREFERRED OP UNITS: Preferred OP Units represent the redemption amounts for the AIR OP’s Preferred Partnership Units and may be found in our consolidated balance sheets and on Supplemental Schedule 5(b).

PROPORTIONATE DEBT TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), excluding Preferred Equity, to (b) Annualized Adjusted EBITDAre.

NET LEVERAGE TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), to (b) Annualized Adjusted EBITDAre.

NAREIT FUNDS FROM OPERATIONS (NAREIT FFO): NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income computed in accordance with GAAP, excluding: (i) depreciation and amortization related to real estate; (ii) gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; (iii) and income taxes directly associated with a gain or loss on sale of real estate; and including (iv) our share of NAREIT FFO of unconsolidated partnerships and joint ventures. We compute NAREIT FFO for all periods presented in accordance with the guidance set forth by NAREIT.

In addition to NAREIT FFO, we use PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) to measure short-term performance. Pro forma FFO represents NAREIT FFO as defined above, excluding certain amounts that are unique or occur infrequently. Our pro forma adjustments are defined in further detail in the footnotes to Supplemental Schedule 1.

NAREIT FFO and Pro forma FFO are non-GAAP measures that we believe are helpful to investors in understanding our short-term performance because they capture features particular to real estate performance by recognizing that real estate assets generally appreciate over time or maintain residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. NAREIT FFO and Pro forma FFO should not be considered alternatives to net income as determined in accordance with GAAP, as indicators of performance. There can be no assurance that our method of computing NAREIT FFO and Pro forma FFO is comparable with that of other real estate investment trusts.

NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on our share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by gross proceeds.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, allocated to contribution from real estate operations on Supplemental Schedule 2 generally includes franchise taxes, expenses specifically related to our administration of our real estate partnerships (for example, services such as audit, tax, and legal), and risk management activities related to certain other corporate expenses.

PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues; casualties; property management expenses; real estate depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to our consolidated GAAP amounts are provided below.

Due to the diversity of our economic ownership interests in our apartment communities in the periods presented, we evaluate the performance of the apartment communities in our segments using Proportionate Property NOI, which represents our share of the NOI for the apartment communities that we manage. Proportionate Property NOI is defined as our share of rental and other property revenue less our share of property operating expenses. In our evaluation of community results, we exclude utility cost reimbursement from rental and other property revenues and reflect such amount as a reduction of the related utility expense within property operating expenses.

The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

Segment NOI Reconciliation
(in thousands) (unaudited)	Three Months Ended March 31,
	2023		2022
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$211,993	$75,453	$181,478	$63,236
Adjustment: Utilities reimbursement (1)	(8,521)	(8,521)	(6,843)	(6,843)
Adjustment: Sold properties and other amounts not allocated (2)	(2,073)	(11,383)	(17,178)	(12,363)
Adjustment: Non-real estate depreciation (3)	—	549	—	261
Total (per Supplemental Schedule 2)	$201,399	$56,098	$157,457	$44,291
Proportionate adjustment (4)	(13,422)	(3,394)	(12,691)	(3,291)
Proportionate property net operating income	$187,977	$52,704	$144,766	$41,000

Total Same Store Operations
Same Store amounts (per Supplemental Schedule 2)	$171,325	$44,641	$156,021	$43,178
Proportionate adjustment (4)	(13,423)	(3,394)	(12,570)	(3,252)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$157,902	$41,247	$143,451	$39,926

(1)
Approximately two-thirds of our utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues in our consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. We also exclude the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.
(2)
Sold properties and other amounts not allocated includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, property management revenues, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation.
(3)
Expenses, net of utility reimbursements, property management expenses, net, and G&A includes the depreciation of capitalized costs of non-real estate assets, which are included in depreciation and amortization expense in our consolidated statements of operations, in accordance with GAAP. This adjustment represents the reclassification of non-real estate depreciation, which was made in Supplemental
Schedules 2, 3, and 6.
(4)
Proportionate adjustments represent both the noncontrolling interests’ share and AIR’s share of unconsolidated apartment communities’ rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to our operating segments, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate Same Store amounts presented on Supplemental Schedule 6.

PORTFOLIO QUALITY RATINGS: We measure the quality of apartment communities in our portfolio based on average rents of our apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, we classify as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average.

REAL ESTATE CLASSIFICATIONS: Our portfolio of apartment communities is diversified by both price point and geography. Our portfolio is classified into two segments, as follows:

SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by AIR, and (b) have reached a stabilized level of operations.

OTHER REAL ESTATE: Includes communities that do not meet the criteria to be classified as Same Store.

SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2022 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to our retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately on a net basis on Supplemental Schedule 2.

TURNOVER and RETENTION: Turnover represents the percentage of residents who have moved out in the trailing twelve months. It is calculated by dividing the number of move outs in the trailing twelve months, exclusive of intra-community transfers, by the daily average number of occupied apartment homes during the trailing twelve months. At March 31, 2023, Turnover was 38.1%, 70-basis points lower than March 31, 2022. Inclusive of intra-community transfers, Turnover was 42.5% for the trailing twelve months ended March 31, 2023.

Retention represents the inverse of Turnover, as defined above.